February 1, 2006

To Loral Space & Communications

Board of Directors

Gentlemen:

For some time, I have been considering at what point it would be appropriate for me to step down as chairman and chief executive officer of Loral. With the start of the New Year and the intersection of several significant achievements — Loral’s successful emergence from Chapter 11, our re-listing on a major stock exchange and my attainment of a milestone birthday — I have concluded that now is the right time to activate our succession plan and pass the reins of the company on to our extremely talented team of executives.

This management team — with a combined 200 years of service to Loral — remained focused on our business objectives throughout the distracting reorganization process, producing extraordinary results. Ours is a complicated business. It is, in fact, rocket science. Thanks to the efforts of our highly competent and motivated executive team, both of our businesses are on very solid footing and our employees are enthused about our future.

This has not been an easy decision for me. Over the past 34 years, we have led the way in shaping and defining our industries. Loral Space & Communications and its predecessor, Loral Corporation, accumulated notable performance achievements and created substantial value for its many constituents. Three decades of outstanding success were unhappily followed by a setback triggered by a combination of company, industry and economic circumstances. This led to our painful but necessary restructuring. We did not, however, lose our vision or change our values.

We managed, upon emergence from this restructuring process, to achieve what many called impossible. Loral’s business remains integrated, with its core satellite manufacturing and fixed satellite services businesses in place. We retained our most vital and valuable human resources and our supplier base. We preserved our technical resources and expanded our business. We have won new awards and customers and we have continued to seek and capture opportunities in both new and traditional markets. Loral’s prospects for the future are excellent.

The historic approach we took to building Loral was not only to satisfy short-term growth interests, but to take the longer view and build a company that would, over the course of time, reward all of our constituents — shareholders, financial supporters, employees, customers, suppliers and our communities. I am grateful to Loral for providing me with the opportunity to build such companies and, at the same time, to contribute to our nation’s welfare.

This letter, therefore, shall serve as the official notification of my retirement effective March 1, 2006, from all of my positions, directorships, committee memberships and any other position that I hold with Loral and any of its subsidiaries and affiliates.

I am confident that the company will flourish and I wish Loral and its people every success in the future.

Sincerely yours,

/s/ Bernard L. Schwartz

Bernard L. Schwartz

BLS:ls
020106